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                                                                    Exhibit 5.1


                                December 23, 1997


Cell Genesys, Inc.
342 Lakeside Drive
Foster City, CA  94404


         RE:        REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of up to 8,028,569 shares of your Common Stock (the "Shares"). We understand that the Shares are to be sold from time to time in the over-the-counter-market at prevailing prices or as otherwise described in the Registration Statement. As your legal counsel, we have also examined the proceedings taken by you in connection with the issuance of the Shares.

         It is our opinion that the Shares upon conversion of the Series B Convertible Preferred Stock or the Convertible Subordinated Promissory Note dated March 26, 1997 or upon exercise of the Warrants, as applicable, as referenced in the Registration Statement, are validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

                                          Very truly yours,

                                          WILSON SONSINI GOODRICH & ROSATI
                                          Professional Corporation


                                          /s/ WILSON SONSINI GOODRICH & ROSATI













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